UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

The Walt Disney Company

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

THE WALT DISNEY COMPANY UNDERSCORES BOARD STRENGTH AND

FOCUS ON VALUE CREATION, SENDS LETTER TO SHAREHOLDERS

BURBANK, Calif., February 2, 2023 – The Walt Disney Company Board of Directors (NYSE:DIS) today responded to materials issued by the Trian Group. The Disney Board of Directors is focused on delivering long-term sustainable value and continually works to ensure it is comprised of the right mix of experience, skills and perspectives to guide Disney, particularly as it navigates this dynamic period.

The Disney Board of Directors does not endorse Nelson Peltz (or his son Matthew, who is running as an alternate Mr. Peltz may swap in) as a nominee, and believes the election of either Mr. Peltz or his son would threaten the strategic management of Disney during a period of important change in the media landscape.

Inexplicably, Trian seeks to replace Michael Froman, a highly valued member of the Board with deep background in global trade and international business, who the Board believes is far better qualified than either Mr. Peltz or his son to help drive value for shareholders. Neither Mr. Peltz nor his son offer skills or experience additive to the Disney Board that replace the decades-long experience of Mr. Froman.

Mr. Froman’s decades of experience in business and international affairs are critical to helping Disney assess the risks and opportunities in an increasingly complex global marketplace, given its strategic focus on global growth of its customer base and innovation in changing markets. Mr. Froman has served as U.S. Trade Representative, where he worked on trade-related issues to advance the interests of the U.S. government and American businesses in foreign markets, including on issues affecting the digital economy, the usage and protection of data, and intellectual property rights, all of which are critical to Disney’s business. He served as Assistant to the President of the United States and as Deputy National Security Advisor for International Economic Policy, a position held jointly at the National Security Council and the National Economic Council. He also served as Chief Executive Officer of CitiInsurance and Chief Operating Officer of Citigroup’s alternative investments business, and is currently Vice Chairman and President, Strategic Growth, Mastercard Inc. He works closely with his fellow members of the Disney Board to guide the company, providing expert advice on complex international economic, policy and regulatory affairs to assist with Disney’s international strategy and operations, among other matters.

The Company expects to mail its proxy materials, including its WHITE proxy card, to all shareholders in the near future. The Disney Board urges shareholders to take no action at the moment and to simply discard any materials or blue proxy card they may receive from Trian Group. Shareholders should instead give themselves the benefit of voting on a fully informed basis, taking the Board and management team’s important update on its strategy to create value into consideration.

The Disney Board also mailed a letter to shareholders. The full text follows.

DO NOT RETURN ANY BLUE PROXY CARD FROM TRIAN

CAST YOUR VOTE ON AN INFORMED BASIS:

WAIT FOR DISNEY’S MATERIALS DESCRIBING IN DETAIL THE IMPORTANT

FACTS TO CONSIDER

IN YOUR 2023 ELECTION OF DIRECTORS

Dear Fellow Shareholder,

We want to thank you for your investment in, and commitment to, The Walt Disney Company.

Your Board is committed to delivering sustainable, superior shareholder value. Over the last several years, we have focused on ensuring that the Board has the right combination of experience, skills and perspectives to guide Disney through a period of unprecedented change in the media business. We recently added a new Director, Carolyn Everson, a well-respected leader with deep experience in roles at complex global companies and a strong background in building world-class media and digital advertising businesses.

This past year has been a dynamic period for Disney. We recently announced that Mark Parker will become Chairman of the Board following our 2023 Annual Meeting of Shareholders. Mark’s four decades of experience at NIKE, including his service as chief executive officer, his deep understanding of creatively driven, consumer-facing businesses with world-class brands and his experience using technology to develop successful direct-to-consumer models, make him ideally suited to take on this role. He will also chair our newly formed Succession Planning Committee, whose mandate is to assist the Board in identifying and onboarding a successor to our recently returned chief executive officer, Bob Iger.

An activist investor, Trian Fund Management, L.P., along with other entities affiliated with Nelson Peltz, has nominated Mr. Peltz (or if he is unable to serve or for good cause will not serve, then his son Matthew) for election as a director at the upcoming Annual Meeting in opposition to the nominees recommended by your Board.

Your Board does not endorse Mr. Peltz (or his son) as a nominee and believes that his election would threaten our efforts to manage Disney for all shareholders. Over more than six months of engagement with Mr. Peltz, in both conversations and written materials, he has demonstrated that he does not understand Disney’s businesses and he lacks the perspective and experience to contribute to the objective of delivering shareholder value in a rapidly shifting media ecosystem.

If you have already received materials with a blue proxy card from the Trian Group, please simply discard them and do not vote at this time.

Your company’s proxy materials will be mailed soon, including the WHITE card with voting instructions. Your vote FOR our nominees on the WHITE card will be especially important at this year’s upcoming Annual Meeting.

Your Board and management team have engaged extensively with Mr. Peltz in 2022 and 2023, even before he bought any Disney stock. In fact, Mr. Peltz sought a board seat before he was a shareholder. We are skeptical of his motives and believe he would be disruptive at a crucial period for Disney.

Your independent and highly qualified Board has provided strong oversight focused on delivering sustained shareholder value. Ten of the 11 board members are independent, five have Fortune 500 CFO or CEO experience and we have strong diversity on our Board. The Board is overseeing important strategic changes that our CEO Bob Iger is executing, such as putting more decision-making into the creative teams, implementing a cost reduction plan, prioritizing streaming profitability and improving the guest experience in our parks.

Under Bob Iger’s previous tenure as CEO, the company delivered significant long-term shareholder value. From 09/30/2005 to 02/25/2020, Disney generated total shareholder return of 554%, compared to 244% for the S&P 500, as well as exceeded returns from media peers. We are pleased to have Bob back at the helm during this current period of change in our industry.

We look forward to providing you with more information regarding the Board and management team’s strategy to deliver shareholder value in today’s rapidly shifting media ecosystem and the reasons why the election of Mr. Peltz will not benefit that plan.

In the interim, we strongly urge you to simply discard and NOT to vote using any blue proxy card sent to you by the Trian Group. Please wait to vote until you can do so on a fully informed basis.

We thank you for your investment in The Walt Disney Company.

Board of Directors

The Walt Disney Company

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding mandates, the future, business plans and other statements that are not historical in nature. These statements are made on the basis of the Company’s views and assumptions regarding future events and business performance and plans as of the time the statements are made. The Company does not undertake any obligation to update these statements unless required by applicable laws or regulations, and you should not place undue reliance on forward-looking statements.

Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives or other business decisions, as well as from developments beyond the Company’s control, including: further deterioration in domestic and global economic conditions; deterioration in or pressures from competitive conditions; consumer preferences and acceptance of our content, offerings, pricing model and price increases and the market for advertising sales on our DTC services and linear networks; health concerns and their impact on our businesses; international, regulatory, political or military developments; technological developments; labor markets and activities; adverse weather conditions or natural disasters; legal or regulatory changes; each such risk includes the current and future impacts of, and is amplified by, COVID-19 and related mitigation efforts. Such developments may further affect entertainment, travel and leisure businesses generally and may, among other things, affect (or further affect, as applicable): our operations, business plans or profitability; and demand for our products and services.

Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended October 1, 2022 under the captions “Risk Factors,” “Management’s Discussion and Analysis,” and “Business,” and subsequent filings with the Securities and Exchange Commission, including, among others, quarterly reports on Form 10-Q.

Additional Information and Where to Find it

Disney has filed with the SEC a preliminary proxy statement on Schedule 14A, containing a form of WHITE proxy card, with respect to its solicitation of proxies for Disney’s 2023 Annual Meeting of Shareholders. The proxy statement is in preliminary form and Disney intends to file and mail a definitive proxy statement to stockholders of Disney. This communication is not a substitute for any proxy statement or other document that Disney has filed or may file with the SEC in connection with any solicitation by Disney.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY DISNEY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Disney free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Disney are also available free of charge by accessing Disney’s website at www.thewaltdisneycompany.com.

Participants

This communication is neither a solicitation of a proxy or consent nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, Disney, its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by Disney. Information about Disney’s executive officers and directors is available in Disney’s preliminary proxy statement for its 2023 Annual Meeting, which was filed with the SEC on January 17, 2023, as amended on January 31, 2023, and will be included in Disney’s definitive proxy statement, once available. To the extent holdings by our directors and executive officers of Disney securities reported in the proxy statement for the 2023 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.

Media Contacts:

Steve Lipin

Gladstone Place Partners

(212) 230-5930

David Jefferson

The Walt Disney Company

(818) 560-4832

Investor Relations Contact:

Alexia Quadrani

(818) 560-6601